Exhibit 10.1

MERISANT COMPANY

2006 SUPPLEMENTAL INCENTIVE PLAN

Merisant Company, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby establishes and adopts the following 2006 Supplemental Incentive Plan (the “Plan”) to provide incentive bonuses to certain executive officers and other key employees of the Company and Subsidiaries of the Company.

1.             PURPOSES OF THE PLAN

The purposes of the Plan are to provide incentive and financial rewards to officers and other key employees of the Company and its Subsidiaries who, because of the extent of their responsibilities, can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services.  Making the officers and key employees of the Company and its Subsidiaries participants in that success will advance the interests of the Company and its stockholders and will assist the Company and its Subsidiaries in attracting and retaining such officers and key employees.

2.             DEFINITIONS

2.1          “Board” shall mean the board of directors of the Company.

2.2          “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee for the purpose of acting as the Committee hereunder.

2.3          “Eligible Participant” shall have the meaning set forth in Section 3.1.

2.4          “Incentive Statement” shall mean a letter or other correspondence provided by the Company to a Participant that sets forth the Supplemental Incentive Bonus or Supplemental Incentive Bonuses that shall be earned by a Participant under the Plan upon the successful completion of the Performance Criteria with respect to each such Supplemental Incentive Bonus.

2.5          “Participant” shall mean an Eligible Participant who is selected by the Committee pursuant to Section 4.1 to participate in this Plan with respect to a Performance Period.

2.6          “Performance Criteria” shall mean the goals established by the Committee in order for a Supplemental Incentive Bonus to be earned.

2.7          “Performance Period” shall mean the Company’s fiscal year ended December 31, 2006 or such shorter period during the Company’s fiscal year ended December 31, 2006 established by the Committee in each case during which Performance Criteria must be met in order for a Supplemental Incentive Bonus to be paid.

2.8          “Subsidiary” shall mean any corporation or other entity (other than the Company) of which more than 50 percent of its outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors or other managers of such corporation or other entity, is owned by such corporation’s or other entity’s parent and/or one or more of the parent’s other Subsidiaries.

2.9          “Supplemental Incentive Bonus” shall mean an incentive bonus that may be earned under this Plan upon the successful completion by a Participant of the Performance Criteria set forth in an Incentive Statement delivered by the Company to such Participant.

3.             ELIGIBILITY AND ADMINISTRATION

3.1.         Eligibility.  The individuals entitled to participate in the Plan shall be the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel any other officer of the Company or any Subsidiary of the Company and any other employee of the Company or any Subsidiary of the Company selected by the Committee to participate in the Plan (each, an “Eligible Participant”).

3.2.         Administration.  (a) The Plan shall be administered by the Committee.  The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom the opportunity to earn Supplemental Incentive Bonuses may from time to time be offered hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Supplemental Incentive Bonus; (iii) determine the time when Supplemental Incentive Bonuses will be offered and the Performance Period to which they relate; (iv) affirm the Supplemental Incentive Bonus formula for each Participant in respect of Performance Periods and certify as to the amount of the Supplemental Incentive Bonus for each Participant in respect of Performance Periods; (v) determine whether payment of Supplemental Incentive Bonuses may be deferred by Participants; (vi) interpret and administer the Plan and any instrument or agreement entered into or in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Incentive Statement in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)           Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company and any Participant.  A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(c)           To the extent not inconsistent with applicable law or the rules and regulations of any national securities exchange or the Nasdaq National Market on which the Company’s securities are listed or qualified for trading, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.             AWARDS

4.1.         Performance Period.  (a)  Not later than March 15, 2006, the Committee shall, in writing, designate one or more Performance Periods for such fiscal year, and shall (i) determine the Participants for such Performance Period(s), and (ii) affirm the Supplemental Incentive Bonus for each Participant for such Performance Period(s).

(b)  Unless otherwise specified by the Committee, if an Eligible Participant is selected by the Compensation Committee to be a Participant on a date that is after the date on which the actions specified in paragraph (a) above have occurred with respect to an applicable Performance Period, such Participant shall participate on a pro rata basis with respect to such Performance Period based upon the effective dates on which such Participant is selected.

4.2.         Certification.  As soon as reasonably practicable following the conclusion of each Performance Period, the amount of Supplemental Incentive Bonuses shall be reviewed and approved by the CEO.

4.3.         Payment of Supplemental Incentive Bonuses.  The amount of the award actually paid to a Participant shall be any amount equal to or less than the Supplemental Incentive Bonus (including zero), as determined by the Committee in its sole discretion.  The actual amount of the award determined by the Committee for a Performance Period shall, subject to any deferral permitted by the Committee, be paid in cash through the payroll service to each Participant at such time as determined by the Committee in its sole discretion following the end of the applicable Performance Period.  Each Supplemental Incentive Bonus shall be earned on the date of payment of such Supplemental Bonus.

4.4.         Forfeiture Upon Termination of Employment.   If a Participant’s employment is terminated by the Participant or by the Company or any Subsidiary of the Company for any reason prior to the payment of the Supplemental Incentive Bonus, the Supplemental Incentive Bonus shall be forfeited unless otherwise agreed by the Committee.

5.             MISCELLANEOUS

5.1.         Amendment and Modification of the Plan.  The Board may, from time to time, alter, amend or suspend the Plan as it shall deem advisable and may at any time terminate the Plan.  A Participant shall have no recourse against the Company, its Subsidiaries or any stockholder, director or officer of the Company or of any of its Subsidiaries with respect to any amendment or termination of the Plan.

5.2.         Tax Withholding.  The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld.  The Company or any Subsidiary shall have the right to withhold from wages, Supplemental Incentive Bonuses or other amounts otherwise payable to such Participant such withholding taxes, or other deductions, as may be required by law, authorized by the Participant or to otherwise require the Participant to pay such withholding taxes.  If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding or deduction obligations.

5.3.         Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the offer to earn a Supplemental Incentive Bonus hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future awards under the Plan) any such Participant at any time for any reason.  Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from a Supplemental Incentive Bonus in the event of the termination of employment of any Participant.  No Participant shall have any claim to be offered the chance to earn a Supplemental Incentive Bonus under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.4.         Nature of Payments.  All Supplemental Incentive Bonuses made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company.  Any income or gain realized pursuant to a Supplemental Incentive Bonus under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law or the applicable employee benefits plans of the Company or its Subsidiaries, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

5.5.         Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.6.         Severability.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.7.         Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.8.         Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.9.         Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the U.S. Internal Revenue Code of 1986, as amended from time to time, or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.10.       Effective Date of Plan.  The Plan shall be effective on the date of the approval of the Plan by the Board.

5.11.       Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.